Exhibit 16.1

October 19, 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01(a) of Form 8-K of Rocky Mountain Chocolate Factory, Inc.
dated October 16, 2023, and agree with the statements concerning our firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Plante & Moran, PLLC
Cleveland, Ohio